Exhibit 99.2

Waitr Holdings Announces Management Change

Adam Price appointed as Chief Executive Officer

Chris Meaux to Remain as Chairman of the Board of Directors

LAKE CHARLES, LA, August 8, 2019 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr,” “we” or the “Company”) today announced that Adam Price, Chief Operations Officer, has been promoted to the position of Chief Executive Officer effective immediately. Chris Meaux, the Company’s founder and Chief Executive Officer, will remain as the Company’s Chairman of the Board.

“It’s been a privilege and honor to lead this business since its founding over five years ago and I am very proud of the incredible growth we have achieved over that time,” said Chris Meaux. “Over the past few months Adam has demonstrated that he has the experience, vision and leadership skills to successfully lead Waitr into its next phase of growth.  I look forward to being involved as Chairman, focusing on the long-term strategy of the business.”

Mr. Price added: “I am very appreciative of the support that Chris and the Board of Directors have provided to me and excited to lead this exceptional business. I look forward to working closely with the entire team and executing on our vision to be the most convenient way to discover, order and serve great food in local communities.  Food delivery is in its infancy and having clear market leadership in most of our markets in addition to a well-regarded brand with restaurants, consumers and drivers sets us up well for future growth.”

Mr. Price joined Waitr in February of 2019 as Chief Logistics Officer prior to being named the Company’s Chief Operations Officer.  Prior to joining Waitr Holdings, he spent over five years as Chief Executive Officer of Homer Logistics, a provider of local delivery fulfillment solutions for businesses using logistics technology. From 2007 until 2013, he held various business development and engineering roles at ATA Engineering. Mr. Price holds a B.S. in Aerospace Engineering from the University of California, San Diego.

About Waitr Holdings Inc.

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, along with recently acquired food delivery company Bite Squad, connect local restaurants to hungry diners in underserved U.S. markets. Together they are the most convenient way to discover, order and receive great food from the best local restaurants and national chains. As of March 31, 2019, Waitr operated in small and medium sized markets in the United States across approximately 700 cities.

Contacts:

Investors
WaitrIR@icrinc.com

or

Media
WaitrPR@icrinc.com